UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                             (Amendment No. _____)*


                                WMF Group Limited
                   -------------------------------------------
                                (Name of Issuer)



                                  Common Stock
                   -------------------------------------------
                         (Title of Class of Securities)



                                    929289106
                            ------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

-------------------------                           ---------------------------
|CUSIP NO. 929289106    |           13G            |   Page  2  of   4  Pages |
|          ---------    |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|   1    |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Demeter Holdings Corporation                                       |
|--------|---------------------------------------------------------------------|
|   2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [x]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   3    |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|   4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|-----------------|--------|---------------------------------------------------|
|                 |   5    |  SOLE VOTING POWER                                |
|                 |        |  1,873,231 shares                                 |
|     NUMBER OF   |--------|---------------------------------------------------|
|      SHARES     |   6    |  SHARED VOTING POWER                              |
|   BENEFICIALLY  |        |  --                                               |
|     OWNED BY    |--------|---------------------------------------------------|
|       EACH      |   7    |  SOLE DISPOSITIVE POWER                           |
|    REPORTING    |        |  1,873,231 shares                                 |
|      PERSON     |--------|---------------------------------------------------|
|       WITH      |   8    |  SHARED DISPOSITIVE POWER                         |
|                 |        |  --                                               |
|------------------------------------------------------------------------------|
|   9    |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|        |                                                                     |
|        |  1,873,231 shares                                                   |
|--------|---------------------------------------------------------------------|
|  10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ] |
|        |  SHARES*                                                            |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|        |  37.3%                                                              |
|--------|---------------------------------------------------------------------|
|  12    |  TYPE OF REPORTING PERSON*                                          |
|        |  CO                                                                 |
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 2 of 4 Pages

                                  SCHEDULE 13G
                                  ------------

   Item 1(a)   Name of Issuer:
                       WMF Group Limited

        1(b)   Address of Issuer's Principal Executive Offices:
                       1593 Spring Hill Road
                       Suite 400
                       Vienna, VA 22182

   Item 2(a)   Name of Person Filing:

                       Demeter Holdings Corporation

        2(b)   Address of Principal Business Office or, if none, Residence:

                       c/o Harvard Management Company, Inc.
                           600 Atlantic Avenue
                           Boston, MA  02210

        2(c)   Citizenship:
                       Massachusetts

        2(d)   Title of Class of Securities:
                       Common Stock

        2(e)   CUSIP Number:
                       929289106

   Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                       Not applicable; the reporting person is filing pursuant to Rule 13d-1(c).

   Item 4      Ownership:

        4(a)   Amount beneficially owned:
                       1,873,231 shares

        4(b)   Percent of Class:
                       37.3%

        4(c)   Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote:

                       1,873,231 shares



                                Page 3 of 4 Pages

               (ii) shared power to vote or to direct the vote:

                                ---------

               (iii) sole power to dispose or to direct the disposition of:

                            1,873,231 shares

               (iv) shared power to dispose or to direct the disposition of:

                                --------

Item 5         Ownership of Five Percent or Less of a Class:
                       Not Applicable.

Item 6         Ownership of More than Five Percent on Behalf of Another Person:
                       Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                       Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                       Not Applicable.

Item 9         Notice of Dissolution of Group:
                       Not Applicable.

Item 10        Certification:

               The Certification presented in Item 10 is not required as the filing person is filing pursuant to Rule 13d-1(c) rather than Rule 13d-1(b).


After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                       DEMETER HOLDINGS CORPORATION


                                       By: /s/ Tami E. Nason
                                           -------------------------------------
                                           Name:  Tami E. Nason
                                           Title: Authorized Signatory


February 12, 1998

                                Page 4 of 4 Pages